Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the DWS Strategic Income Fund’s (the “Fund”)  Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Fund’s Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 53 to the Registration Statement (Form N-1A, No. 2-58921) of our report dated December 22, 2009, on the financial statements and financial highlights of the DWS Strategic Income Fund, included in the Fund’s Annual Report dated October 31, 2009.

/s/ERNST & YOUNG LLP

Boston, Massachusetts
January 25, 2010